Exhibit 10.6

LONG-TERM PERFORMANCE–BASED

AWARD AGREEMENT

This LONG-TERM PERFORMANCE-BASED AWARD AGREEMENT (this “Agreement”) dated as of ______ (the “Grant Date”) is by and between Gulf Island Fabrication, Inc. (“Gulf Island” or the “Company”) and <<Participant Name>> (the “Participant”).

WHEREAS, Gulf Island has adopted the 2015 Stock Incentive Plan (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of Gulf Island, or its delegee, may, among other things, grant “other stock-based awards” valued in dollars to officers and key employees of Gulf Island or its subsidiaries; and

WHEREAS, the Committee believes that entering into this Agreement with the Participant is consistent with the purpose for which the Plan was adopted.

NOW, THEREFORE, Gulf Island and the Participant hereby agree as follows:

Section 1.Award.

(a)Subject to the terms of this Agreement, effective as of the Grant Date, the Participant is hereby awarded this long-term performance-based award (the “Award”) in the amount of $_______________ (the “Target Award”), which Award may be earned based on the Company’s performance relative to the performance criteria set forth in Section 1(b) during the performance period beginning January 1, ___ and ending December 31, ____ (the “Performance Period”).

(b)The Target Award will be divided into three (3) equal tranches (each, a “Tranche”), with one Tranche vesting on each December 31st in the Performance Period, and becoming payable provided the Consolidated Net Income goal for the applicable year has been achieved, as follows:

Year	Consolidated Net Income Goal

(c)The Committee shall, within a reasonably practicable time following the last day of each year in the Performance Period, determine whether the respective Tranche of the Target Award has been earned. Such determination shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. If the Company does not achieve the applicable Consolidated Net Income goal for a given year, the Tranche payable for that year shall immediately be forfeited.

(d)Payment for any earned Tranche shall be made in cash promptly following the Committee’s determination of the earned amount, but in any event, no later than March 15th of the year following the applicable performance year.  In its discretion, the Committee may elect to pay the earned Award, or any portion thereof, in an equivalent number of shares of common stock of the Company, no par value per share.

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Section 2.Early Termination; Change of Control.

(a)Subject to Section 2(b) below, in the event of the Participant’s termination of employment prior to the end of the Performance Period due to (i) termination by the Company without Cause (as hereinafter defined) as determined by the Company in its sole discretion, (ii) Retirement (as hereinafter defined), (iii) death or (iv) Disability (as hereinafter defined), the Participant shall retain the right to earn a portion of the Tranche payable for the year of termination, determined by multiplying the value of the Tranche by a fraction, the numerator of which is the number of full or partial months in the year of termination between January 1st and the date of termination and the denominator of which is twelve (12).  All other unvested Tranches or portions thereof will be forfeited.  In accordance with Section 1(c), the Committee shall determine the portion of the Tranche retained, and the amount payable to the Participant or his or her beneficiary based on the achievement of the performance criteria set forth in Section 1(b) for the year of termination, and such amount shall be paid as set forth in Section 1(d).  In the event Participant’s employment is terminated for any other reason prior to the end of the Performance Period (including voluntarily termination by Participant for any reason or termination by the Company for Cause), Participant shall forfeit, as of the date of termination, any and all right or claim to any unvested Tranches.

(b)In the event of a Change of Control during the Performance Period, the Consolidated Net Income metric shall no longer apply to any unvested Tranches, and each such Tranche shall be payable on its vesting date, subject to Participant’s continued employment with the Company through such date.  Notwithstanding the foregoing, if, prior to the last day of the Performance Period, the Participant’s employment is terminated by the Company without Cause, the Participant shall be entitled to receive an amount of cash equal to any outstanding, unvested Tranches as soon as administratively practical following Participant’s termination, but no later than 30 days thereafter.  If a Change of Control occurs prior to the date of the Committee’s annual grant of long-term incentive awards for a given year (whether or not the Participant receives such a grant), any Tranche that vested and was forfeited on the previous December 31st for failure to achieve the applicable Consolidated Net Income goal, may, at the discretion of the Committee, be paid in accordance with Section 1(d).

Section 3.Forfeiture of Award.

(a)If the Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the date the Award is paid to Participant and ending on the third anniversary of the end of the Performance Period or (ii) results in an increase of the amount of cash payable under the Award, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the after-tax portion of the difference between the amount of cash payable under the Award and the amount of cash that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Value”).  All determinations regarding the value of the Award shall be made solely by the Committee in good faith.

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(b)The Award is also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

(c)If the Committee determines that the Participant owes any amount to the Company under Sections 3(a) or 3(b) above, the Participant shall pay to the Company, without interest, the Excess Value (or the amount recoverable under Section 3(b)).  The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct the amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.

Section 4.Miscellaneous.

(a)The Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive an Award and that the Award is considered confidential information. The Participant hereby covenants and agrees not to disclose the Award to any other person except (i) the Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement as it relates to this Award or under applicable law, and (iii) to the extent the terms of this Agreement have been publicly disclosed by the Company.

(b)Any payments made in connection with the Award shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures established by the Company.

(c)The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.

(d)This Award is intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted, construed and administered in accordance with such exception.  Notwithstanding anything in this Agreement to the contrary, if the Award constitutes “deferred compensation” under Section 409A and the payout of the Award is accelerated pursuant to Section 2(b), a distribution of cash payable to the Participant shall be delayed for a period of six months after the Participant’s termination of employment, if the Participant is a key employee (as defined under Section 409A) and if so required pursuant to Section 409A.  If settlement of the Award is so delayed, the Award shall be settled within 30 days of the date that is the six-month anniversary of the Participant’s termination of employment. Notwithstanding any provision to the contrary herein, distributions to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

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(e)Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Gulf Island at its office, 16255 Park Ten Place, Suite 280, Houston, TX, 77084, to the attention of the Secretary or at such other address as Gulf Island may specify in writing to the Participant by a notice delivered in accordance with this Section 4(f). All notices to the Participant shall be delivered to the Participant’s address on file with the Company or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 4(e).

(f)Neither this Agreement nor the rights of Participant hereunder shall be transferable by the Participant during his life other than by will or pursuant to applicable laws of descent and distribution. No rights or privileges of the Participant in connection herewith shall be transferred, assigned, pledged or hypothecated by Participant or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.

(g)Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.

(h)This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

(i)If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Gulf Island intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(j)To the extent the Committee determines an Award is payable to a Participant, Gulf Island’s obligation under this Agreement will be an unsecured promise to pay benefits.  The Participant or any successor in interest shall be and remain a general creditor of Gulf Island in the same manner as any other creditor having a general claim for matured and unpaid compensation.

(k)Gulf Island may, in its sole discretion, deliver any documents contemplated herein by electronic means.

(l)The Participant acknowledges that a waiver by Gulf Island of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

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Section 5.Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below.

(a)“Cause” shall mean any of the following: (i) the commission by the Participant of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine), (ii) the engagement of the Participant in dishonest or unethical conduct, as determined by the Committee or its designee, (iii) the commission by the Participant of any fraud, theft, embezzlement, or misappropriation of funds, (iv) the failure of the Participant to carry out a directive of his superior, employer or principal, or (v) the breach of the Participant of the terms of his engagement.

(b)“Disability” means (i) the Participant has a disability that would entitle him or her to receive benefits under the Company’s long-term disability insurance policy in effect at that time either because he or she is Totally Disabled or Partially Disabled as such terms are defined in such policy, or (ii) if the Company has no long-term disability plan in effect, then the Company shall have the power to determine that the Participant is Disabled if:  (A) the Participant is rendered incapable, because of physical or mental illness, of satisfactorily discharging the duties and responsibilities associated with such Participant’s job title or otherwise delegated to such Participant by the Company for a period of four consecutive months, or five months out of any six consecutive months, and (B) a duly qualified physician acceptable to the Company so certifies in writing.

(c)“Retirement” is defined as the voluntary termination of employment from the Company or any of its subsidiaries at or after age 65 with at least five years of service.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

Gulf Island Fabrication, Inc.

By:
Name:
Title:

{Insert name}
Participant

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